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                               AMENDMENT NO. 1 TO
                           R.H. DONNELLEY CORPORATION
                       SUPPLEMENTAL EXECUTIVE BENEFIT PLAN

Whereas, at the time of the spin-off of The Dun & Bradstreet Corporation ("D&B") from R.H. Donnelley Corporation effective July 1, 1998, R.H. Donnelley, as the surviving corporation ("RHD"), adopted the Supplemental Executive Benefit Plan ("Plan") for the benefit of certain executive officers who had participated under the Plan as employees of D&B;

Whereas, the Compensation and Benefits Committee of the Board of Directors of RHD, who administers all executive compensation and benefit plans of RHD, has approved the following amendment to the Plan;

The Supplemental Executive Benefit Plan is hereby amended as follows:

Section 4.5 is amended by changing the existing second paragraph to be paragraph
(b), the existing paragraph (b) to be paragraph (c), the existing paragraph (c) to be paragraph (d), by changing the two references in paragraph (d) (formerly paragraph (c)) to Section 4.5 (b)(i) to be references to Section 4.5 (a)(i) and by adding at the end thereof a new paragraph (e) to read as follows:

         (e) Notwithstanding the preceding provisions of this Section 4.5, a Participant may elect, in accordance with rules prescribed by the Committee, that upon his termination of employment an amount equal to the lump sum value of his Retirement Benefit, determined as of such date of termination of employment in the same manner as provided under Section 4.5(a), shall be transferred as an obligation of the Corporation to such Participant's record keeping account under the Corporation's Deferred Compensation Plan.
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In witness whereof, this Amendment No. 1 has been executed by the Company effective as of the 26th day of September, 2000.

R.H. Donnelley Corporation

/c/ Frank R. Noonan
Frank R. Noonan
Chairman and Chief Executive Officer